UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2025

TPG Twin Brook Capital Income Fund
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-56502	88-6103622
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

245 Park Avenue, 26th Floor,
New York, NY 10167
(Address of Principal Executive Offices, Zip Code)

(212) 692-2000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On June 30, 2025, TPG Twin Brook Capital Income Fund, a Delaware statutory trust (the “Company”), entered into a Second Supplement (the “Second Supplement”), to the Master Note Purchase Agreement dated as of March 19, 2024 (the “Note Purchase Agreement”), governing the issuance of $100,000,000 aggregate principal amount of Series C Notes consisting of (i) $25,000,000 aggregate principal amount of 6.05% Series C Senior Notes, Tranche A, due June 30, 2028 (the “Tranche A Notes”), and (ii) $75,000,000 aggregate principal amount of 6.40% Series C Senior Notes, Tranche B, due June 30, 2030 (the “Tranche B Notes,” together with the Tranche A Notes, the “Series C Notes”), to qualified institutional investors in a private placement. The Tranche A Notes and the Tranche B Notes bear interest at a rate equal to 6.05% per annum and 6.40% per annum, respectively. The Series C Notes are guaranteed by Twin Brook Capital Funding XXXIII, LLC, a subsidiary of the Company. All of the Tranche A Notes and the Tranche B Notes were delivered and paid for on June 30, 2025.

Interest on the Tranche A Notes and the Tranche B Notes will be due semiannually on June 30 and December 30 of each year, beginning on December 30, 2025. The Series C Notes may be redeemed in whole or in part at any time or from time to time at the Company’s option at par plus accrued interest to the prepayment date and, if applicable, a make-whole premium. In addition, the Company is obligated to offer to prepay the Series C Notes at par plus accrued and unpaid interest up to, but excluding, the date of prepayment, if certain change in control events occur. The Series C Notes are general unsecured obligations of the Company that rank pari passu with all outstanding and future unsecured and unsubordinated indebtedness issued by the Company.

The Note Purchase Agreement, as modified by the Second Supplement, contains customary terms and conditions for senior unsecured notes issued in a private placement, including, without limitation, affirmative and negative covenants such as information reporting, maintenance of the Company’s status as a BDC within the meaning of the 1940 Act, minimum shareholders’ equity of $832,750,000 plus 25% of the net proceeds from the sale of equity interests of the Company and its subsidiaries after August 16, 2024, a minimum net worth of $250,000,000, and a minimum asset coverage ratio of 1.50 to 1.00.

In addition, in the event that a Below Investment Grade Event (as defined in the Note Purchase Agreement) occurs, the Series C Notes will bear interest at the rate per annum which is 1.00% above the interest rate then in effect on the applicable Series C Notes from the date of the occurrence of the Below Investment Grade Event to and until the date on which such Below Investment Grade Event is no longer continuing. In the event that a Secured Debt Ratio Event (as defined in the Note Purchase Agreement) occurs, the Series C Notes will bear interest at the rate per annum which is 1.50% above the interest rate then in effect on the applicable Notes as of the earlier of (i) the date of the occurrence of the Secured Debt Ratio Event and (ii) the last day of the applicable fiscal quarter or fiscal year for which financial statements evidence the occurrence of the Secured Debt Ratio Event, to and until the date on which such Secured Debt Ratio Event is no longer continuing. In the event that a Below Investment Grade Event and a Secured Debt Ratio Event are both continuing at the same time, then as of the date on which both such events first simultaneously existed and are continuing until the earliest date on which either or both events is no longer continuing, the Series C Notes will bear interest at a rate per annum which is 2.00% above the stated rate on the applicable Series C Notes.

The Note Purchase Agreement, as modified by the Second Supplement, also contains customary events of default with customary cure and notice periods, including, without limitation, nonpayment, incorrect representation in any material respect, breach of a covenant, certain cross-defaults or cross-acceleration under other indebtedness of the Company or its subsidiaries, certain judgments and orders and certain events of bankruptcy.

The foregoing descriptions of the Second Supplement and the Note Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the Second Supplement and the Note Purchase Agreement, which are filed as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the First Supplement is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
10.1	Second Supplement to Master Note Purchase Agreement, dated June 30, 2025, by and among TPG Twin Brook Capital Income Fund and the purchasers party thereto.
10.2
Master Note Purchase Agreement, dated as of March 19, 2024, by and among AG Twin Brook Capital Income Fund and the purchasers party thereto (incorporated by reference to Exhibit 10.16 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 18, 2025).

104	Cover Page Interactive Data File (formatted as Inline XBRL)
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPG Twin Brook Capital Income Fund

Dated: July 2, 2025	By:	/s/ Terrence Walters
	Name:	Terrence Walters
	Title:	Chief Financial Officer and Treasurer